Fund name: Putnam AMT-Free Municipal Fund
1/31/13

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:



72DD1 	Class A    7,240
		Class B       60
		Class C      589
          Class M       14

72DD2     Class Y      619


73A1		Class A   0.274548
		Class B   0.225347
		Class C   0.213343
	     Class M   0.253301
73A2
		Class Y	0.293229

74U1		Class A   27,211
		Class B      275
		Class C    2,936
	     Class M       57

74U2		Class Y   2,237


74V1		Class A   15.77
		Class B   15.79
          Class C   15.81
	     Class M   15.81

74V2		Class Y	15.78

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

85B Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.